Exhibit 99.1

MicroVision Announces 2016 Financial and Operating Results; Annual Revenue Grew Over 60 Percent

Company’s plans for launching scanning engines on track and expected to contribute to significant growth in 2017

REDMOND, Wash.--(BUSINESS WIRE)--March 6, 2017--MicroVision, Inc. (NASDAQ: MVIS), a leader in innovative ultra-miniature projection display and sensing technology, today announced its 2016 operating and financial results and an overview of its 2017 business objectives.

2016 Operating Results

MicroVision achieved over 60 percent revenue growth with $14.8 million for the full year 2016 compared to $9.2 million the prior year. The 2016 full year revenue was consistent with the company’s guidance. The company also improved gross margin to 30 percent in 2016 compared to 22 percent in 2015.

In line with its technology advancement plans, the company invested in internal development of its PicoP® scanning technology for new “beyond projection” applications. MicroVision announced its plans to begin selling laser beam scanning (LBS) engines in 2017 based on 2016 research and development efforts. These scanning engines are targeted to a wide variety of OEM and ODM customers for multiple applications, and they are planned to consist of:

  PSE-0403: A small form factor, high definition display engine for applications where form factor and flexibility of product design are required;
  PSE-0403sti: An interactive display engine that integrates display and 3D sensing to allow the user to interact with projected images;
  PSE-0400Li: A mid-range light detection and ranging (LIDAR) engine for autonomous industrial products and robotics.

MicroVision began shipping samples of the small form factor display engine to potential customers in December 2016 and expects to be ready for mass production in the second quarter of 2017. The company also plans to begin providing engineering samples of the interactive display engine in the second quarter. In the third quarter of 2017 MicroVision plans to be ready for mass production of the interactive display engine. In the second half of 2017 MicroVision plans to begin shipping samples of the mid-range LIDAR engine, with mass production readiness for that engine targeted for the first half of 2018.

The company also contracted with two top technology companies for proof of concept demonstrators for augmented reality (AR) and advanced driver assistance system (ADAS) 3D sensing. Work on those contracts began in 2016 and is continuing in 2017.

In November 2016, MicroVision announced a co-marketing agreement with STMicroelectronics (ST) targeting the joint sales and promotion of MEMS mirror-based LBS solutions for applications such as pico projection, augmented and virtual reality, 3D sensing, and ADAS. MicroVision had demonstration systems in ST’s customer suites at CES 2017 in Las Vegas in January and on the show floor in ST’s booth at Mobile World Congress 2017 in Barcelona, February 27-March 2.

2016 Financial Results

MicroVision reported the following financial results for the fourth quarter and year ended December 31, 2016:

  Annual revenue of $14.8 million in 2016, compared to $9.2 million in 2015. Revenue for the fourth quarter of 2016 was $2.9 million, compared to $1.8 million for the same quarter in 2015.
  Operating loss was $16.5 million for 2016, compared to $14.6 million in 2015, and $5.3 million for the fourth quarter of 2016 compared to $4.3 million for the same quarter in 2015.
  Net loss for the year of $16.5 million, or $0.32 per share, compared to $14.5 million, or $0.31 per share for the prior year and $5.4 million, or $0.09 per share, compared to $4.3 million, or $0.09 per share, for the same quarter in 2015.
  Cash used in operations was $14.8 million in 2016, compared to $5.8 million for 2015 reflecting the $8 million up-front license fee received in early 2015.

As of December 31, 2016, backlog was $942,000 and cash and cash equivalents were $15.1 million.

2017 Objectives

MicroVision anticipates another year of significant growth in 2017. MicroVision anticipates revenue from its planned LBS engines line of business to be in the range of $30 million to $60 million in the 12 to 18 months following the shipment of the first mass production engines which is expected in Q2 2017. Revenue in 2017 from these products is expected to be weighted to the second half of the year.

According to a recent report from Juniper Research1, smart home hardware and service take-up in entertainment, automation, healthcare and connected devices is projected to drive revenues from $83 billion in 2017 to $195 billion by 2021. This growing market for smart home devices is an example of a new product category that MicroVision believes can benefit from its LBS engine line.

In January 2017, MicroVision delivered to a top technology company the augmented reality proof of concept demonstrator it began in 2016 and signed a second phase NRE contract for that program which the company expects to complete in 2017. MicroVision also expects to deliver the proof of concept demonstrator for ADAS in 2017 that it is developing for another major technology company.

The company also plans to support its existing customers who have licensed MicroVision technology and incorporate MicroVision components in their display engine products.

1 Smart Home Markets: Entertainment, Monitoring, Automation, Health, Metering, Appliances 2017-2021, Juniper Research, January, 2017

Conference Call

The company will host a conference call today to discuss its 2016 financial and operating results and 2017 objectives at 8:30 a.m. ET / 5:30 a.m. PT. Participants may join the conference call by dialing 1-888-771-4371 (for U.S. participants) or +1-847-585-4405 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 44416602. A live webcast of the call can be accessed from the company's web site in the Investor Events Calendar section of the Investors page. A replay of this call will be available after 8:00 a.m. PT the day of the conference call through the same link or by calling 1-888-843-7419 (U.S.) or +1-630-652-3042 (international), pass code 4441 6602#. The call-in replay will be available through March 13, 2017.

About MicroVision

MicroVision is the creator of PicoP® scanning technology, an ultra-miniature laser projection and sensing solution based on the laser beam scanning methodology pioneered by the company. MicroVision's platform approach for this advanced display and imaging solution means that it can be adapted to a wide array of applications and form factors. It is an advanced solution for a rapidly evolving, always-on world. Extensive research has led MicroVision to become an independently recognized leader in the development of intellectual property. MicroVision’s IP portfolio has been recognized by the Patent Board as a top 50 IP portfolio among global industrial companies and has been included in the Ocean Tomo 300 Patent Index. The company is based in Redmond, Wash.

For more information, visit the company’s website at www.microvision.com, on Facebook at www.facebook.com/MicroVisionInc or follow MicroVision on Twitter at @MicroVision.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to timing of product introductions and supply chain capabilities, future operating results, fulfillment of orders, product sales, performance of contract parties under agreements, potential customer agreements, arrangements and sales, potential demand for MicroVision technology and products and potential applications and features of MicroVision technology, and those containing words such as “plans,” “targeted,” “anticipates,” “objectives,” “could,” “believes,” “projected,” and “expects,” are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; products incorporating our PicoP display engine may not achieve market acceptance, our ability to conclude agreements with potential customers, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the purchase or license of IP assets, our or our customers failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.

Balance Sheet
(In thousands)
(Unaudited)

	December 31,	December 31,
	2016	2015

Assets
Current Assets
Cash and cash equivalents	$15,139	$7,888
Accounts receivable, net	245	1,687
Inventory	1,233	862
Other current assets	731	638
Total current assets	17,348	11,075

Property and equipment, net	1,537	1,669
Restricted cash	435	435
Intangible assets, net	718	845
Other assets	68	18
Total assets	$20,106	$14,042

Liabilities and Shareholders' Equity (Deficit)
Current Liabilities
Accounts payable	$2,195	$2,183
Accrued liabilities	3,882	3,399
Deferred revenue	999	2,122
Billings on uncompleted contracts in excess of related costs	168	-
Total current liabilities	7,244	7,704

Deferred revenue, net of current portion	5,150	6,149
Deferred rent, net of current portion	185	342
Other long-term liabilities	53	-
Total liabilities	12,632	14,195

Commitments and contingencies

Shareholders' Equity (Deficit)
Common stock at par value	68	47
Additional paid-in capital	507,249	483,171
Accumulated deficit	(499,843)	(483,371)
Total shareholders' equity (deficit)	7,474	(153)
Total liabilities and shareholders' equity (deficit)	$20,106	$14,042

MicroVision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015

Product revenue	$2,547	$1,451	$12,849	$6,452
Royalty revenue	321	388	1,803	1,165
Contract revenue	37	7	109	1,571
Total revenue	2,905	1,846	14,761	9,188

Cost of product revenue	2,378	1,463	10,320	6,384
Cost of contract revenue	22	4	54	796
Total cost of revenue	2,400	1,467	10,374	7,180

Gross margin	505	379	4,387	2,008

Research and development expense	3,605	2,540	12,134	8,680
Sales, marketing, general and administrative expense	2,273	2,139	8,743	7,879
Gain on sale of previously reserved inventory	(32)	-	(32)	(1)
Total operating expenses	5,846	4,679	20,845	16,558

Loss from operations	(5,341)	(4,300)	(16,458)	(14,550)

Other income, net	(29)	2	(14)	8

Net loss	$(5,370)	$(4,298)	$(16,472)	$(14,542)

Net loss per share - basic and diluted	$(0.09)	$(0.09)	$(0.32)	$(0.31)

Weighted-average shares outstanding - basic and diluted	56,538	47,276	51,958	46,540

CONTACT:
MicroVision, Inc.
Investors:
Dawn Goetter, 425-882-6629
ir@microvision.com
or
Media:
Nicole Cobuzio, 732-212-0823 ext. 102
nicolec@lotus823.com